As filed with the Securities and Exchange Commission on January 28, 2013

File No. 811-10609

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940   [    ]

AMENDMENT NO. 11                                   [ X ]

SMID-CAP PORTFOLIO

(Exact Name of Registrant as Specified in Charter)

Two International Place, Boston, Massachusetts 02110

(Address of Principal Executive Offices)

(617) 482-8260

(Registrant’s Telephone Number, including Area Code)

Maureen A. Gemma

Two International Place, Boston, Massachusetts 02110

(Name and Address of Agent for Service)

Throughout this Amendment to the Registration Statement, information concerning SMID-Cap Portfolio (the “Portfolio”) is incorporated by reference from Amendment No. 144 to the Registration Statement of Eaton Vance Growth Trust (File No. 2-22019 under the Securities Act of 1933 (the “1933 Act”)) (the “Amendment”), which was filed electronically with the Securities and Exchange Commission on January 28, 2013 (Accession No. 0000940394- 13-000134 ).  Amendment contains the prospectus and statement of additional information (“SAI”) of Eaton Vance Atlanta Capital SMID-Cap Fund (the “Feeder Fund”), which invests substantially all of its assets in the Portfolio. Certain investment practices and policies of the Feeder Fund are substantially the same as those of the Portfolio.

PART A

Responses to Items 1, 2, 3, 4 and 13 have been omitted pursuant to Paragraph B 2.(b) of the General Instructions to Form N-1A.

Item 5.  Management

(a) Investment Adviser

Registrant incorporates by reference information concerning the Portfolio’s management from “Fund Summaries - Management” in the Feeder Fund prospectus.

(b) Portfolio Manager(s)

Registrant incorporates by reference information concerning the Portfolio’s management from “Fund Summaries - Management” in the Feeder Fund prospectus.

Item 6. Purchase and Sale of Portfolio Interests

(a) – (b) Purchase and Sale of Portfolio Interests

Interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act.  Investments in the Portfolio may be made only by U.S. and foreign investment companies, common or commingled trust funds, pooled income funds, organizations or trusts described in Section 401(a) or 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or similar organizations or entities that are “accredited investors” within the meaning of Regulation D under the 1933 Act.  This Registration Statement, as amended, does not constitute an offer to sell, or the solicitation of an offer to buy, any “security” within the meaning of the 1933 Act.

Item 7.  Tax Information

The Portfolio expects its allocations to constitute ordinary income and/or capital gains unless an investor is not subject to taxation.

Item 8.  Financial Intermediary Compensation

Not applicable.

Item 9.  Investment Objectives, Principal Investment Strategies, Related Risks and Disclosure of Portfolio Holdings

The Portfolio is a diversified, open-end management investment company.

The Portfolio is not intended to be a complete investment program, and a prospective investor should take into account its objectives and other investments when considering the purchase of an interest in the Portfolio.  The Portfolio cannot assure achievement of its investment objective.

Registrant incorporates by reference information concerning the Portfolio’s investment objective and investment practices and risks from “Investment Objective,” “Principal Investment Strategies,” “Principal Risks” and “Investment Objectives & Principal Policies and Risks” in the Feeder Fund prospectus.  Registrant incorporates by reference the description of the Portfolio’s policies and procedures with respect to the disclosure of portfolio holdings information from “Information about the Funds” under “Shareholder Account Features” in the Feeder Fund prospectus.

Item 10.  Management, Organization, and Capital Structure

(a) Management

Registrant incorporates by reference information concerning the Portfolio’s management from “Management and Organization” in the Feeder Fund prospectus.

(b) Capital Stock

Registrant incorporates by reference information concerning interests in the Portfolio from “Management and Organization” in the Feeder Fund SAI.

Item 11.  Shareholder Information

(a) Pricing

The net asset value of the Portfolio is determined once each day only when the New York Stock Exchange (the “Exchange”) is open for trading (“Portfolio Business Day”).  This determination is made each Portfolio Business Day as of the close of regular trading on the Exchange (normally 4:00 p.m., eastern time) (the “Portfolio Valuation Time”).  Registrant incorporates by reference information concerning the computation of net asset value and valuation of Portfolio assets from “Valuing Shares” in the Feeder Fund prospectus.

(b) and (c) Purchases and Redemptions

As described above, interests in the Portfolio are issued solely in private placement transactions that do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act.  There is no minimum initial or subsequent investment in the Portfolio.  The Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.  The placement agent for the Portfolio is Eaton Vance Distributors, Inc. (“EVD”), a wholly-owned subsidiary of Eaton Vance Corp.  The principal business address of EVD is Two International Place, Boston, Massachusetts 02110.  EVD receives no compensation from the Portfolio for serving as the placement agent ..

Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each Portfolio Business Day as of the Portfolio Valuation Time.  The value of each investor’s interest in the Portfolio will be determined by multiplying the net asset value of the Portfolio by the percentage, determined on the prior Portfolio Business Day, which represents that investor’s share of the aggregate interests in the portfolio on such prior day.  Any additions or withdrawals for the current Portfolio Business Day will then be recorded.  Each investor’s percentage of the aggregate interest in the Portfolio will then be recomputed as a percentage equal to a fraction (i) the numerator of which is the value of such investor’s investment in the Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor’s investment in the Portfolio on the current Portfolio Business Day and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of the Portfolio Valuation Time on the prior Portfolio Business Day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investment in the Portfolio on the current Portfolio Business Day by all investors in the Portfolio.  The percentage so determined will then be applied to determine the value of the investor’s interest in the Portfolio for the current Portfolio Business Day.

An investor in the Portfolio may withdraw all of (redeem) or any portion of (decrease) its interest in the Portfolio if a withdrawal request in proper form is furnished by the investor to the Portfolio.  All withdrawals will be effected as of the next Portfolio Valuation Time.  The proceeds of a withdrawal will be paid by the Portfolio normally on the Portfolio Business Day the withdrawal is effected, but in any event within seven days.  The Portfolio reserves the right to pay the proceeds of a withdrawal (whether a redemption or decrease) by a distribution in kind of portfolio securities (instead of cash).  The securities so distributed would be valued at the same amount as that assigned to them in calculating the net asset value for the interest (whether complete or partial) being withdrawn.  If an investor received a distribution in kind upon such withdrawal, the investor could incur brokerage and other charges in converting the securities to cash.

Investments in the Portfolio may not be transferred.

The right of any investor to receive payment with respect to any withdrawal may be suspended or the payment of the withdrawal proceeds postponed during any period in which the Exchange is closed (other than weekends or holidays) or trading on the Exchange is restricted as determined by the Securities and Exchange Commission (the “SEC”) or, to the extent otherwise permitted by the Investment Company Act of 1940, as amended (the “1940 Act”), if an emergency exists as determined by the SEC, or during any other period permitted by order of the SEC for the protection of investors.

(d) Dividends and Distributions

The Portfolio will allocate at least annually among its investors each investor’s distributive share of the Portfolio’s net investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit.

(e)  Frequent Purchases and Redemption of Fund Shares

In general, frequent purchases and redemptions of investment company shares may dilute the value of shares held by long-term shareholders.  Excessive purchases and redemptions may disrupt efficient portfolio management, forcing an investment company to sell portfolio securities at inopportune times to raise cash, or cause increased expenses such as increased brokerage costs, realization of taxable capital gains without attaining any investment advantage, or increased administrative costs.  The Boards of Trustees of the Eaton Vance funds have adopted policies for the Feeder Fund to discourage short-term trading and market timing and to seek to minimize the potentially detrimental effects of frequent purchases and redemptions of Feeder Fund shares.  Registrant incorporates by reference additional information from “Restrictions on Excessive Trading and Market Timing” under “Purchasing Shares” in the Feeder Fund prospectus.

(f) Tax Consequences

Under the anticipated method of operation of the Portfolio, the Portfolio should be classified as a partnership under the Code and should not be subject to any U.S. federal income tax.  However, each investor in the Portfolio will be required to take into account its allocable share of the Portfolio’s taxable ordinary income and capital gain in determining its U.S. federal income tax liability, if any.  The determination of each such share will be made in accordance with the governing instruments of the Portfolio, which are intended to comply with the requirements of the Code and the regulations promulgated thereunder.

The Portfolio expects to manage its assets in such a way that an investment company investing in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code, assuming that it invests all of its assets in the Portfolio or other regulated investment companies that so manage their assets.

Item 12.  Distribution Arrangements

Not applicable.

PART B

Item 14.  Cover Page and Table of Contents

Page

Portfolio History

......B-1

Description of the Portfolio and Its Investments and Risks

B-1

Management of the Portfolio

B-1

Control Persons and Principal Holders of Securities

B-2

Investment Advisory and Other Services

B-2

Portfolio Managers

B-2

Brokerage Allocation and Other Practices

B-3

Capital Stock and Other Securities

B-3

Purchase, Redemption and Pricing of Shares

B-4

Taxation of the Portfolio

B-4

Underwriters

B-7

Calculation of Performance Data

B-7

Financial Statements

B-7

Item 15.  Portfolio History

The Portfolio is organized as a trust under the laws of the Commonwealth of Massachusetts under a Declaration of Trust dated December 14, 2009.  Prior to that date, the Portfolio was organized as a New York Trust on December 10, 2001.

Item 16.  Description of the Portfolio and Its Investments and Risks

Part A contains information about the investment objective and policies of the Portfolio.  This Part B should be read in conjunction with Part A.  Capitalized terms used in this Part B and not otherwise defined have the meanings given them in Part A.

Registrant also incorporates by reference additional information concerning the investment policies of the Portfolio as well as information concerning the investment restrictions of the Portfolio from “Strategies and Risks”, and “Additional Information About Investment Strategies ” in the Feeder Fund SAI.  Registrant incorporates by reference the Portfolio’s portfolio turnover rate from “Financial Highlights” in the Feeder Fund prospectus.  Registrant incorporates by reference the Portfolio’s policies regarding the disclosure of portfolio holdings information from “Disclosure of Portfolio Holdings and Related Information” under “Performance” in the Feeder Fund SAI.

Item 17.  Management of the Portfolio

(a) - (c) Management Information, Board of Trustees and Compensation

Registrant incorporates by reference additional information concerning the management of the Portfolio from “Management and Organization” in the Feeder Fund SAI.

(d) Sales Loads

Not applicable.

(e) Code of Ethics

Registrant incorporates by reference information concerning relevant codes of ethics from “Code of Ethics” under “Investment Advisory and Administrative Services” in the Feeder Fund SAI.

(f) Proxy Voting Policies

Registrant incorporates by reference information concerning relevant proxy voting policies from “Proxy Voting Policy” under “Management and Organization” and from Appendix G and Appendix H in the Feeder Fund SAI.

Item 18.  Control Persons and Principal Holders of Securities

(a) - (b) Control Persons and Principal Holders

As of January 1, 2013 , the Feeder Fund controlled the Portfolio by virtue of owning approximately 99. 8 % of the value of the outstanding interests in the Portfolio.  Because the Feeder Fund controls the Portfolio, the Feeder Fund may take actions without the approval of any other investor.  The Feeder Fund has informed the Portfolio that it will vote in accordance with the requirements of the 1940 Act whenever requested to vote on Portfolio matters.  The Feeder Fund is a series of Eaton Vance Growth Trust (the “Trust”), an open-end management investment company organized as a business trust under the laws of the Commonwealth of Massachusetts.  The address of the Feeder Fund and the Trust is Two International Place, Boston, MA 02110.

(c) Management Ownership

As described in Part A, interests in the Portfolio may only be held by certain investment companies and other entities.  Interests in the Portfolio cannot be purchased by a Trustee or officer of the Portfolio.  The Trustees and officers of the Portfolio as a group do not own any interest in the Portfolio.

Item 19.  Investment Advisory and Other Services

Registrant incorporates by reference information concerning investment advisory and other services provided to the Portfolio from “Investment Advisory and Administrative Services” and “Other Service Providers” in the Feeder Fund SAI.

Item 20.  Portfolio Managers

As described in Part A, interests in the Portfolio may only be held by certain investment companies and other entities.  Interests in the Portfolio cannot be purchased by a portfolio manager.

Registrant incorporates by reference information concerning the portfolio manager of the Portfolio from “Investment Advisory and Administrative Services” in the Feeder Fund SAI.

Item 21.  Brokerage Allocation and Other Practices

Registrant incorporates by reference information concerning the brokerage practices of the Portfolio from “Portfolio Securities Transactions” in the Feeder Fund SAI.

Item 22.  Capital Stock and Other Securities

Under the Portfolio’s Declaration of Trust, the Trustees are authorized to issue interests in the Portfolio.  Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio.  Upon dissolution of the Portfolio, the Trustees shall liquidate the assets of the Portfolio and apply and distribute the proceeds thereof as follows: (a) first, to the payment of all debts and obligations of the Portfolio to third parties including, without limitation, the retirement of outstanding debt, including any debt owed to holders of record of interests in the Portfolio (“Holders”) or their affiliates, and the expenses of liquidation, and to the setting up of any reserves for contingencies which may be necessary; and (b) second, in accordance with the Holders’ positive Book Capital Account balances after adjusting Book Capital Accounts for certain allocations provided in the Declaration of Trust and in accordance with the requirements described in Treasury Regulations Section 1.704-1(b)(2)(ii)(b)(2).  Notwithstanding the foregoing, if the Trustees shall determine that an immediate sale of part or all of the assets of the Portfolio would cause undue loss to the Holders, the Trustees, in order to avoid such loss, may, after having given notification to all the Holders, to the extent not then prohibited by the law of any jurisdiction in which the Portfolio is then formed or qualified and applicable in the circumstances, either defer liquidation of and withhold from distribution for a reasonable time any assets of the Portfolio except those necessary to satisfy the Portfolio’s debts and obligations or distribute the Portfolio’s assets to the Holders in liquidation.  The Trustees may authorize the issuance of certificates of beneficial interest to evidence the ownership of interests in the Portfolio.

Each Holder is entitled to vote in proportion to the amount of its interest in the Portfolio. Holders do not have cumulative voting rights.  The Portfolio is not required and has no current intention to hold annual meetings of Holders, but the Portfolio will hold meetings of Holders when in the judgment of the Portfolio’s Trustees it is necessary or desirable to submit matters to a vote of Holders at a meeting.  Any action which may be taken by Holders may be taken without a meeting if Holders holding more than 50% of all interests entitled to vote (or such larger proportion thereof as shall be required by any express provision of the Declaration of Trust of the Portfolio) consent to the action in writing and the consents are filed with the records of meetings of Holders.

The Portfolio’s Declaration of Trust may be amended by vote of Holders of more than 50% of all interests in the Portfolio at any meeting of Holders or by an instrument in writing without a meeting, executed by a majority of the Trustees and consented to by the Holders of more than 50% of all interests.  The Trustees may also amend the Declaration of Trust (without the vote or consent of Holders) to change the Portfolio’s name or the state or other jurisdiction whose law shall be the governing law, to supply any omission or cure, correct or supplement any ambiguous, defective or inconsistent provision, to conform the Declaration of Trust to applicable federal law or regulations or to the requirements of the Code, or to change, modify or rescind any provision, provided that such change, modification or rescission is determined by the Trustees to be necessary or appropriate and not to have a materially adverse effect on the financial interests of the Holders.  No amendment of the Declaration of Trust which would change any rights with respect to any Holder’s interest in the Portfolio by reducing the amount payable thereon upon liquidation of the Portfolio may be made, except with the vote or consent of the Holders of two-thirds of all interests.  References in the Declaration of Trust and in Part A or this Part B to a specified percentage of, or fraction of, interests in the Portfolio, means Holders whose combined Book Capital Account balances represent such specified percentage or fraction of the combined Book Capital Account balance of all, or a specified group of, Holders.

The Portfolio may merge or consolidate with any other corporation, association, trust or other organization or may sell or exchange all or substantially all of its assets upon such terms and conditions and for such consideration when and as authorized by the Holders of (a) 67% or more of the interests in the Portfolio present or represented at the meeting of Holders, if Holders of more than 50% of all interests are present or represented by proxy, or (b) more than 50% of all interests, whichever is less. The Portfolio may be terminated (i) by the affirmative vote of Holders of not less than two-thirds of all interests at any meeting of Holders or by an instrument in writing without a meeting, consented to by Holders of not less than two-thirds of all interests , or (ii) by the approval of a majority of the Trustees then in office to be followed by written notice to the Holders.

The Declaration of Trust provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

Item 23.  Purchase, Redemption and Pricing of Shares

See Item 11 herein.  Registrant incorporates by reference information concerning valuation of the Portfolio’s assets from “Calculation of Net Asset Value” in the Feeder Fund SAI.

Item 24.  Taxation of the Portfolio

Provided the Portfolio is operated at all times during its existence in accordance with certain organizational and operational documents, the Portfolio should be classified as a partnership under the Code, and it should not be a “publicly traded partnership” within the meaning of Section 7704 of the Code.  Consequently, the Portfolio does not expect that it will be required to pay any U.S. federal income tax, and a Holder will be required to take into account in determining its U.S. federal income tax liability its share of the Portfolio’s income, gains, losses, deductions and credits.

Under Subchapter K of the Code, a partnership is considered to be either an aggregate of its members or a separate entity depending upon the factual and legal context in which the question arises.  Under the aggregate approach, each partner is treated as an owner of an undivided interest in partnership assets and operations.  Under the entity approach, the partnership is treated as a separate entity in which partners have no direct interest in partnership assets and operations.  In the case of a Holder that seeks to qualify as a registered investment company (“RIC”), the aggregate approach should apply, and each such Holder should accordingly be deemed to own a proportionate share of each of the assets of the Portfolio and to be entitled to the gross income of the Portfolio attributable to that share for purposes of all requirements of Subchapter M of the Code.

In order to enable a Holder (that is otherwise eligible) to qualify as a RIC, the Portfolio intends to satisfy the requirements of Subchapter M of the Code relating to sources of income and diversification of assets as if they were applicable to the Portfolio and to permit withdrawals in a manner that will enable a Holder which is a RIC to comply with the distribution requirements applicable to RICs (including those under Sections 852 and 4982 of the Code).  The Portfolio will allocate at least annually to each Holder such Holder’s distributive share of the Portfolio’s net investment income, net realized capital gains, and any other items of income, gain, loss, deduction or credit in a manner intended to comply with the Code and applicable Treasury Regulations.

To the extent the cash proceeds of any withdrawal (or, under certain circumstances, such proceeds plus the value of any marketable securities distributed to an investor) (“liquid proceeds”) exceed a Holder’s adjusted basis of his interest in the Portfolio, the Holder will generally realize a gain for U.S. federal income tax purposes.  If, upon a complete withdrawal (redemption of the entire interest), a Holder receives only liquid proceeds (and/or unrealized receivables) and the Holder’s adjusted basis of his interest exceeds the liquid proceeds of such withdrawal and the Holder’s basis in any unrealized receivables, the Holder will generally realize a loss for U.S. federal income tax purposes.  In addition, on a distribution to a Holder from the Portfolio, (1) income may be recognized if the distribution changes a distributee’s share of any unrealized receivables held by the Portfolio and (2) gain or loss may be recognized on a distribution to a Holder that contributed property to the Portfolio.  The tax consequences of a withdrawal of property (instead of or in addition to liquid proceeds) will be different and will depend on the specific factual circumstances.  A Holder’s adjusted basis of an interest in the Portfolio will generally be the aggregate prices paid therefore (including the adjusted basis of contributed property and any gain recognized on the contribution thereof), increased by the amounts of the Holder’s distributive share of items of income (including income exempt from U.S. federal income taxation) and realized net gain of the Portfolio, and reduced, but not below zero, by (i) the amounts of the Holder’s distributive share of items of Portfolio loss, (ii) the amount of any cash distributions (including distributions of income exempt from U.S. federal income taxation and cash distributions on withdrawals from the Portfolio) and the basis to the Holder of any property received by such Holder other than in liquidation, and (iii) the Holder’s distributive share of the Portfolio’s nondeductible expenditures not properly chargeable to capital account.  Increases or decreases in a Holder’s share of the Portfolio’s liabilities may also result in corresponding increases or decreases in such adjusted basis.

The Portfolio’s investments in options, futures contracts, hedging transactions, forward contracts and certain other transactions will be subject to special tax rules (including mark-to-market, constructive sale, straddle, wash sale, short sale and other rules), the effect of which may be to accelerate income to the Portfolio, defer Portfolio losses, cause adjustments to the holding periods of Portfolio securities, convert capital gain into ordinary income and convert short-term capital losses into long-term capital losses.  These rules could therefore affect the amount, timing and character of distributions to investors, including RIC shareholders.

A partnership has the option to make an election to adjust the basis of the partnership’s assets in the event of a distribution of partnership property to a partner or a transfer of a partnership interest.  This optional adjustment could either increase or decrease such basis depending on the relevant facts.  There can be no assurance that the Portfolio will make such an election in the future.  Furthermore, this basis adjustment is mandatory in certain circumstances.

The Portfolio may be subject to foreign taxes on its income (including, in some cases, capital gains) from foreign securities.  These taxes may be reduced or eliminated under the terms of an applicable U.S. income tax treaty.  The anticipated extent of the Portfolio’s investment in foreign securities is such that it is not expected that a Holder that is a RIC will be eligible to pass through to its shareholders foreign taxes paid by the Portfolio and allocated to the Holder, so that shareholders of such RIC will not be entitled to foreign tax credits or deductions for foreign taxes paid by the Portfolio and allocated to the RIC.  Transactions in foreign currencies, foreign currency-denominated debt securities and certain foreign currency options, futures contracts, and forward contracts (and similar instruments) may give rise to ordinary income or loss to the extent such income or loss results from fluctuations in the value of the foreign currency concerned.  Certain uses of foreign currency may be limited in order to enable an investor that is a RIC to preserve its qualification as a RIC.  Investments in “passive foreign investment companies” could subject the Portfolio to adverse U.S. federal income tax consequences or other charges on certain distributions from such companies and on disposition of investment in such companies; however, the tax effects of such investments may be mitigated by making an election to mark such investments to market annually or treat the passive foreign investment company as a “qualified electing fund.”  Investment by the Portfolio in the stock of certain passive foreign investment companies may be made, if available, in order to enable an investor that is a RIC to preserve its qualification as a RIC.

 “Qualified dividend income” received by an individual is taxed at the rates applicable to long-term capital gain.  In order for the dividends received by the Portfolio to be qualified dividend income, the Portfolio must meet holding period and other requirements with respect to the dividend-paying stocks.  A dividend will not be treated as qualified dividend income (at either the Fund or shareholder level) (1) if the dividend is received with respect to any share of stock held for fewer than 61 days during the 121-day period beginning at the date which is 60 days before the date on which such share becomes ex-dividend with respect to such dividend (or, in the case of certain preferred stock, 91 days during the 181-day period beginning 90 days before such date), (2) to the extent that the recipient is under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property, (3) if the recipient elects to have the dividend income treated as investment interest, or (4) if the dividend is received from a foreign corporation that is (a) not eligible for the benefits of a comprehensive income tax treaty with the United States (with the exception of dividends paid on stock of such a foreign corporation readily tradable on an established securities market in the United States), or (b) treated as a foreign personal holding company, foreign investment company, or passive foreign investment company.  In any event, if the aggregate qualified dividends received by a RIC investing in the Portfolio during any taxable year are 95% or more of its gross income, then 100% of such RIC’s dividends (other than property designated capital gain dividends) will be eligible to be treated as qualified dividend income.  For this purpose, the only gain included in the term “gross income” is the excess of net short-term capital gain over net long-term capital loss.

The Portfolio will allocate at least annually to its investors their respective distributive shares of any net investment income and net capital gains which have been recognized for federal income tax purposes (including unrealized gains at the end of the Portfolio’s fiscal year on certain options and futures transactions that are required to be marked-to-market).

An entity that is treated as a partnership under the Code, such as the Portfolio, is generally treated as a partnership under state and local tax laws, but certain states may have different entity classification criteria and may therefore reach a different conclusion.  Entities that are classified as partnerships are not treated as separate taxable entities under most state and local tax laws, and the income of a partnership is considered to be income of partners both in timing and in character.  The laws of the various states and local taxing authorities vary with respect to the status of a partnership interest under state and local tax laws, and each Holder of an interest in the Portfolio is advised to consult his own tax advisor ..

The foregoing discussion does not address the special tax rules applicable to certain classes of investors, such as tax-exempt entities, foreign investors, insurance companies and financial institutions.  Investors should consult their own tax advisors with respect to special tax rules that may apply in their particular situations, as well as the state, local or foreign tax consequences of investing in the Portfolio.  It is not possible at this time to predict whether or to what extent any changes in the Code or interpretations thereof will occur.  Prospective investors should consult their own tax advisors regarding pending and proposed legislation and other changes.

Item 25.  Underwriters

The placement agent for the Portfolio is EVD. Investment companies, common and commingled trust funds, pooled income funds and similar entities may continuously invest in the Portfolio.

Item 26.  Calculation of Performance Data

Not applicable.

Item 27.  Financial Statements

The following audited financial statements of the Portfolio are incorporated by reference into this Part B and have been so incorporated in reliance upon the report of Deloitte & Touche LLP, an independent registered public accounting firm, as experts in accounting and auditing.

Portfolio of Investments as of September 30, 2012

Statement of Assets and Liabilities as of September 30, 2012

Statement of Operations for fiscal year ended September 30, 2012

Statements of Changes in Net Assets for the two fiscal years ended September 30, 2012 and 2011

Supplementary Data for each of the five fiscal years ended September 30, 2012

Notes to Financial Statements

Report of Independent Registered Public Accounting Firm

For the purposes of the EDGAR filing of this amendment to the Portfolio’s registration statement, the Portfolio incorporates by reference the above audited financial statements as previously filed electronically with the SEC on Form N-CSR on November 27, 2012 pursuant to Section 39(b)(2) of the Investment Company Act of 1940 (Accession No. 0000950123- 12-481513 ).

PART C

Item 28.  Exhibits (with inapplicable items omitted)

(a )

Amended and Restated Declaration of Trust of SMID-Cap Portfolio dated as of April 23, 2012 filed herewith.

(b)

Amended and Restated By-Laws of SMID-Cap Portfolio adopted as of April 23, 2012 filed herewith ..

(c)

Reference is made to Item 28(a) and 28(b) above.

(d)(1)

Investment Advisory Agreement between the Registrant and Boston Management and Research dated December 10, 2001 filed as Exhibit (d)(1) to the Original Registration Statement filed December 21, 2001 and incorporated herein by reference.

     (2)(a)

Investment Sub-Advisory Agreement between Boston Management and Research and Atlanta Capital Management Company, LLC dated December 10, 2001 filed as Exhibit (d)(2) to the Original Registration Statement filed December 21, 2001 and incorporated herein by reference.

          (b)

Fee Reduction Agreement between Boston Management and Research and Atlanta Capital Management Company, LLC dated November 1, 2011 filed as Exhibit (d)(2)(6) to Amendment No. 10 filed January 27, 2012 (Accession No. 0000940394-12-000088) and incorporated herein by reference ..

(e)

Placement Agent Agreement with Eaton Vance Distributors, Inc. dated December 10, 2001 filed as Exhibit (e) to the Original Registration Statement filed December 21, 2001 and incorporated herein by reference.

 (f)

The Securities and Exchange Commission has granted the Registrant an exemptive order that permits the Registrant to enter into deferred compensation arrangements with its independent Trustees.  See In the Matter of Capital Exchange Fund, Inc., Release No. IC-20671(November 1, 1994).

(g)(1)

Master Custodian Agreement with State Street Bank & Trust Company dated September 1, 2010 filed as Exhibit (g)(1) to Post-Effective Amendment No. 125 of Eaton Vance Municipals Trust (File Nos. 33-572, 811-4409) filed November 30, 2010 (Accession No. 0000940394-10-001163) and incorporated herein by reference.

   (2)

Amended and Restated Services Agreement with State Street Bank & Trust Company dated September 1, 2010 filed as Exhibit (g)(2) to Post-Effective Amendment No. 108 of Eaton Vance Special Investment Trust (File Nos. 02-27962, 811-1545) filed September 27, 2010 (Accession No. 0000940394-10-001000) and incorporated herein by reference.

(l)

Investment representation letter of Eaton Vance Management dated December 17, 2001 filed as Exhibit (l) to the Original Registration Statement filed December 21, 2001 and incorporated herein by reference.

(p)(1)

Code of Ethics adopted by Eaton Vance Corp., Eaton Vance Management, Boston Management and Research, Eaton Vance Distributors, Inc. and the Eaton Vance Funds effective September 1, 2000, as revised July 15, 2011, filed as Exhibit (p) to Post-Effective Amendment No. 39 of Eaton Vance Municipals Trust II (File Nos. 33- 71320 , 811- 08134 ) filed May 29, 2012 (Accession No. 0000940384- 12-000641 ) and incorporated herein by reference.

     (2)

Code of Business Conduct and Ethics adopted by Atlanta Capital Management Company, LLC effective January 1, 2006, as revised January 1, 2011 filed as Exhibit (p)(2) to Post-Effective Amendment No. 178 of Eaton Vance Mutual Funds Trust (File Nos. 2-90946 and 811-4015) filed August 17, 2011 (Accession No. 0000940394-11-000993) and incorporated herein by reference.

Item 29.  Persons Controlled by or Under Common Control with Registrant

Not applicable.

Item 30.  Indemnification

Article V of the Registrant’s Declaration of Trust contains indemnification provisions for Trustees and officers.  The Trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser are insured under an errors and omissions liability insurance policy.

The Placement Agent Agreement also provides for reciprocal indemnity of the Placement Agent, on the one hand, and the Trustees and officers, on the other.

Item 31.  Business and Other Connections of the Investment Adviser and Sub-Adviser

Reference is made to: (i) the information set forth under the caption “Management and Organization” in the Feeder Fund SAI; (ii) the Eaton Vance Corp. 10-K filed under the Securities Exchange Act of 1934 (File No. 1-8100); and (iii) the Forms ADV of Eaton Vance Management (File No. 801-15930), Boston Management and Research (File No. 801-43127) and Atlanta Capital Management Company, LLC (File No. 801-52179) filed with the SEC, all of which are incorporated herein by reference.

Item 32.  Principal Underwriters

Not applicable.

Item 33.  Location of Accounts and Records

All applicable accounts, books and documents required to be maintained by the Registrant by Section 31(a) of the 1940 Act and the Rules promulgated thereunder are in the possession and custody of the Registrant’s custodian, State Street Bank & Trust Company, 200 Clarendon Street, Boston, MA 02116, with the exception of, certain corporate documents which are in the possession and custody of the Registrant’s investment adviser at Two International Place, Boston, MA  02110 and portfolio trading documents which are in the possession and custody of the Registrant’s sub-adviser at 1075 West Peachtree Street, Suite 2100, Atlanta, GA  30309. The Registrant is informed that all applicable accounts, books and documents required to be maintained by registered investment advisers are in the custody and possession of the Registrant’s investment adviser and the sub-adviser.

Item 34.  Management Services

Not applicable.

Item 35.  Undertakings

Not applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment No. 11 to the Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston and Commonwealth of Massachusetts on the 28th day of January, 2013 ..

SMID-CAP PORTFOLIO

By:

/s/ Duncan W. Richardson

Duncan W. Richardson

President

INDEX TO EXHIBITS

Exhibit No.

Description of Exhibit

 (a)(6)

Amended and Restated Declaration of Trust of SMID-Cap Portfolio dated as of April 23, 2012

 (b)

Amended and Restated By-Laws of SMID-Cap Portfolio adopted as of April 23, 2012